Exhibit 99.1

PROCTER & GAMBLE EXECUTIVE JORGE P. MONTOYA

JOINS GAP INC.’S BOARD OF DIRECTORS

Charles Schwab Decides to Step Down as Director

SAN FRANCISCO – March 23, 2004 – Gap Inc. (NYSE:GPS) today announced the appointment of Jorge P. Montoya to the company’s Board of Directors.

Mr. Montoya, 57, is President, Global Snacks & Beverages and Latin America, for The Procter & Gamble Company. He leads the company’s $3.3 billion global snacks and beverage business, which includes Pringles snacks and Folgers coffee. In addition, Mr. Montoya is in charge of all Procter & Gamble businesses in Latin America, which generate about $3 billion in annual sales.

“Jorge’s extensive global experience with one of the world’s largest and strongest portfolios of trusted, consumer brands makes him a natural fit for our company,” said Gap Inc. President and CEO Paul Pressler. “His expertise in international business strategies, consumer innovation and marketing will be a great benefit to our Board.”

Mr. Montoya has been with P&G for more than 30 years, during which time he has led and managed businesses in the U.S., Europe and Latin America. Under his leadership since 1985, P&G’s businesses in Latin America have increased revenues sixfold. Mr. Montoya divides his time between P&G’s headquarters in Cincinnati, Ohio, and offices in Caracas, Venezuela.

Mr. Montoya will be appointed to two Gap Inc. Board committees: Compensation and Management Development; and Governance, Nominating and Social Responsibility. Mr. Montoya also serves on the Board of Philadelphia-based Rohm & Haas Company, a global specialty materials company.

CHARLES SCHWAB STEPS DOWN FROM BOARD

The company also announced that Charles Schwab, Chairman of The Charles Schwab Corporation, has decided to step down from the Board due to time commitments, and will not stand for re-election at Gap Inc.’s annual shareholders’ meeting, scheduled for May 12. Mr. Schwab has served on Gap Inc.’s Board of Directors since 1986.

“Chuck has provided valuable support to Gap Inc.’s management team for more than 18 years,” said Gap Inc. Founder and Chairman Don Fisher. “On behalf of the Board, I’d like to thank Chuck for his many contributions.”

With these announcements, Gap Inc.’s Board will have 13 directors – nine of whom are independent as defined by the New York Stock Exchange. All Board members are elected annually at the company’s shareholders’ meeting to one-year terms.

More information about Gap Inc.’s Board of Directors and corporate governance practices can be found on the company’s Web site at gapinc.com.

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2003 sales were $15.9 billion. As of February 28, 2004, Gap Inc. operated 3,020 stores in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

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